Exhibit 99.1

SCHEDULE I

EP Holdings is a Delaware limited partnership and EP Holdings GP is a Delaware limited liability company. The principal business address of each of these entities is c/o Eagle Point Credit Management LLC, 600 Steamboat Road, Suite 202, Greenwich, CT 06830.

EP-II LLC is a Delaware limited liability company. Its principal business address is c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830.

Set forth below is the name and principal occupation of each member of the Board of EP Holdings GP. Each of the following individuals is a United States citizen.

Name	Principal Occupation	Principal Business Address
Scott J. Bronner	Managing Director, Stone Point Capital LLC	c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830
Thomas P. Majewski	Managing Partner, EPCM (and certain affiliated advisers)	c/o Eagle Point Credit Management LLC, 600 Steamboat Road, Suite 202, Greenwich, CT 06830
James R. Matthews	Managing Director, Stone Point Capital LLC	c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830

Additional information regarding EPCM’s ownership and governance structure is set forth in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-77721), under the Investment Advisers Act of 1940, as amended, and is incorporated herein by reference.